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CUSIP NO. 440506 10 3                 13D                    Page 13 of 18 Pages

                                                                      EXHIBIT B

                     IRREVOCABLE PROXY FOR VOTING OF SHARES
                     OF COMMON STOCK OF HANOVER DIRECT, INC.

      By this proxy coupled with an interest, the undersigned appoints Richemont Finance S.A. ("Richemont") and its authorized directors and officers, and each of them, proxies of the undersigned, with full power of substitution, to vote 12,111,565 shares (subject to adjustment as hereinafter provided) of common stock, par value $.66-2/3 per share (the "Common Stock"), of Hanover Direct, Inc., a Delaware corporation ("Hanover"), held by the undersigned and which the undersigned is entitled to vote at any meeting of the shareholders of Hanover or by written consent, with all the powers the undersigned would have if personally present, on any matter upon which a shareholder of Hanover would be entitled to vote.

                     IMPORTANT: SIGNATURE AND DATE REQUIRED

      In their discretion, the above named proxies are authorized to vote in accordance with their own judgment and at their sole discretion upon such matters as may properly come before the shareholders of Hanover for a vote.

      The undersigned hereby revokes any proxy or proxies heretofore given.

      The 12,111,565 shares of Hanover Common Stock which are the subject of this proxy shall be reduced to 9,293,966 shares of Hanover Common Stock on the date on which Richemont exercises warrants held by it for 5,646,490 shares of Common Stock of Hanover pursuant to Paragraph 1 of the letter agreement, dated June 1, 1998, from Richemont and addressed to Alan G. Quasha, Evansville Limited and NAR Group Limited, and, if such warrants are not exercised, such shares shall be automatically reduced on a share-for-share basis at such time or times after the date hereof as Richemont or its affiliates acquire shares of Common Stock of Hanover in open market purchases.

      Prior to the sale to a third party of the shares of Hanover Common Stock subject to this proxy to be held by the undersigned (the "Subject Shares"), the undersigned shall have provided Richemont with notice and the opportunity to exercise its right of first offer over such shares to be sold by the undersigned in accordance with Section 4.H of Amendment No. 1 to the Joint Venture Agreement of NAR Group Limited dated June 13, 1997 ("Amendment No. 1") and, if Richemont shall not have exercised such right (the "Right"), then this proxy shall terminate with regard to such Subject Shares, it being understood that the Subject Shares are to be treated as the last shares of Hanover Common Stock sold by Evansville from its holdings thereof. If the undersigned completes a sale of all or less than all of the Subject Shares in accordance with the provisions of this paragraph and Amendment No. 1 and after providing Richemont with notice and the opportunity to exercise its Right with regard to the Subject Shares and Richemont shall not have exercised such Right, then, upon completion of such sale, this proxy shall terminate with regard to such Subject Shares and the total number of Subject Shares shall be reduced accordingly and this proxy shall terminate in the case of the sale of all the Subject Shares.


                                    EVANSVILLE LIMITED

                                    By:___________________________
                                    Name:
                                    Title:
                                    Dated: June 1, 1998

This proxy with respect to the above-mentioned shares is recognized and acknowledged by the undersigned.

WARBURG PINCUS ASSET MANAGEMENT, INC.

By:_________________________
Name/Title:
Dated: